UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Aflac Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On March 16, 2017, Aflac Incorporated (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission. Proposal 5 in the Proxy Statement, which begins on page 65, requested that the Company’s shareholders approve the Company’s Long-Term Incentive Plan, as amended and restated February 14, 2017 (the “2017 LTIP”). Among the changes to the 2017 LTIP that are subject to shareholder approval is an increase in the number of shares of Company common stock available for issuance under the 2017 LTIP. Proposal 5 correctly states the number of additional shares being requested (12,500,000) but inadvertently states that all of those shares can be made subject to awards other than stock options or stock appreciation rights, whereas only 7,000,000 of the additional shares may be made subject to such awards. Proposal 5 also contains immaterial errors regarding the burn rate and overhang figures stated therein. The purpose of this filing is to correct the foregoing errors.

Accordingly:

- On page 65 of the Proxy Statement, the second and third paragraphs under the heading “Shares Subject to the LTIP” are amended and restated to read in their entirety as follows:

If this proposal is adopted, there will be 37,500,000 shares of Common Stock available for issuance under the 2017 LTIP, including shares previously issued or reserved for issuance under the LTIP. The number of shares that may be awarded under the 2017 LTIP in respect of awards other than options or stock appreciation rights will be increased to 19,000,000, including shares previously issued or reserved for issuance in respect of such awards under the LTIP, such that 13,204,633 shares would be available for such awards under the 2017 LTIP. We are therefore asking for shareholder approval of an additional 12,500,000 shares to be available for grant under the 2017 LTIP, all of which would be available for options or stock appreciation rights (including incentive stock options within the meaning of Section 422 of the IRC), and 7,000,000 of which would be available for grants of awards other than options or stock appreciation rights.

Our long-term incentive program aligns the interests of our employees, consultants and Non-Management Directors with those of our shareholders. In furtherance of this objective, our Compensation Committee has considered, among other things, the following two metrics in making equity grants under our plans: “historical burn rate” and “overhang.” Our historical burn rate is equal to the number of shares subject to equity awards granted during a period, assuming the target payout for performance-based awards, in proportion to our weighted average number of outstanding shares during such year. Our burn rate for fiscal year 2016 was ..37%, and our three-year average burn rate for fiscal years 2014 through 2016 was .33%. Our overhang is the number of shares subject to equity awards outstanding at fiscal year-end plus the number of shares available for future grants in proportion to our shares outstanding at fiscal year-end. As of the end of fiscal year 2016, our overhang was 4.01%.

- On Page 67 of the Proxy Statement, the first paragraph under the heading “Shares Authorized” is amended and restated to read in its entirety as follows:

The Company previously reserved (and shareholders previously approved) 25,000,000 shares of Common Stock for issuance under the LTIP. If this proposal is adopted, there will be 37,500,000 shares of Common Stock for issuance under the 2017 LTIP including 18,609,992 shares (determined as of February 22, 2017) already granted, or reserved in respect of awards already granted, under the LTIP. No individual may be granted awards under the 2017 LTIP in any calendar year covering more than 1,500,000 shares (a limit that remains unchanged from that under the LTIP). In addition, the number of shares with respect to which awards other than options or stock appreciation rights may be granted over the life of the 2017 LTIP may not exceed 19,000,000.

- In Appendix A to the Proxy Statement, Section 3(a) of the 2017 LTIP document as set out therein is amended and restated to read in its entirety as follows:

Shares Available for Awards. The maximum number of shares of Company Stock reserved for issuance under the Plan shall be 37,500,000 shares (subject to adjustment as provided in Section 3(c) hereof). Such shares may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury. No more than 19,000,000 shares (subject to adjustment as provided in Section 3(c) hereof) of Company Stock may be awarded under the Plan in the aggregate in respect of Awards other than Options or Stock Appreciation Rights.